Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273728

PROSPECTUS SUPPLEMENT NO. 20

(to prospectus dated August 10, 2023)

VIREO GROWTH INC.

15,000,000 Subordinate Voting Shares

Up to 80,670,773 Subordinate Voting Shares Underlying Notes

Up to 6,250,000 Subordinate Voting Shares Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2024. Accordingly, we have attached such report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling security holders named in the Prospectus (the “Selling Shareholders”) of up to an aggregate of 101,920,773 of our subordinate voting shares (“subordinate voting shares”), which consist of: (i) up to 15,000,000 subordinate voting shares issued in a private offering to certain Selling Shareholders in connection with a Fifth Amendment to Credit Agreement and First Amendment to Security Agreement by and among Goodness Growth Holdings, Inc. (n/k/a Vireo Growth Inc.), certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of March 31, 2023; (ii) up to 80,670,773 subordinate voting shares that are issuable from time to time to certain Selling Shareholders upon conversion of, and payment of interest on, convertible notes issued in a private offering pursuant to a Sixth Amendment to the Credit Agreement by and among Goodness Growth Holdings, Inc. (n/k/a Vireo Growth Inc.), certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of April 28, 2023 (the “Sixth Amendment”); and (iii) up to 6,250,000 subordinate voting shares that are issuable from time to time to certain of the Selling Shareholders upon the exercise of warrants to purchase our subordinate voting shares that were issued in a private offering to Selling Shareholders in connection with the Sixth Amendment.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our subordinate voting shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “GDNS” and quoted on the OTCQX under the symbol “GDNSF”. On June 28, 2024, the closing sale price of our subordinate voting shares as reported on the CSE was C$0.63 and the closing sale price of our subordinate voting shares on the OTCQX was $0.49.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2024

VIREO GROWTH INC.

(Exact name of registrant as specified in its charter)

               British Columbia

(State or other jurisdiction of Incorporation)

000-56225	82-3835655
(Commission File Number)	(IRS Employer Identification No.)

207 South 9th Street Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

(612) 999-1606

(Registrant’s telephone number, including area code)

Goodness Growth Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 25, 2024, Goodness Growth Holdings, Inc. (the “Company”), filed a Notice of Alteration, Notice of Articles and Certificate of Name Change with the Registry Services Secretary of British Columbia, Canada to change the Company’s corporate name to Vireo Growth Inc. effective July 3, 2024. A copy of the Notice of Alteration, Notice of Articles and Certificate of Change of Name is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

In connection with the name change, on June 25, 2024, the Board of Directors amended the Company’s Articles to reflect the corporate name Vireo Growth Inc. No other changes were made to the Company’s Articles. A copy of the Company’s Articles reflecting the name change is attached as Exhibit 3.2 hereto and incorporated by reference herein.

Our subordinate voting shares will continue to trade on the Canadian Securities Exchange and be quoted on the OTCQX, except we anticipate, pending final regulatory approval, that our ticker symbols will change to “VREO” and “VREOF,” respectively, and will begin trading under these new symbols effective market open on or about July 8, 2024. Outstanding share certificates for subordinate and multiple voting shares of the Company are not affected by the name change and they continue to be valid and need not be exchanged.

Item 7.01.	Regulation FD Disclosure.

On July 1, 2024, the Company issued a press release announcing the name change. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Notice of Alteration, Notice of Articles and Certificate of Name Change dated June 25, 2024.

3.2	Articles of Vireo Growth Inc. dated June 25, 2024

99.1	Press Release dated July 1, 2024

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIREO GROWTH INC.
(Registrant)

By:	/s/ Joshua Rosen
Joshua Rosen
Chief Executive Officer and Interim Chief Financial Officer

Date: July 1, 2024

Exhibit 3.1

Date and Time: June 25, 2024 02:08 PM Pacific Time

Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3 www.corporateonline.gov.bc.ca	Location: 2nd Floor - 940 Blanshard Street Victoria BC 1 877 526-1526

Notice of Alteration

FORM 11
BUSINESS CORPORATIONS ACT
Section 257

Filed Date and Time:	June 25, 2024 02:08 PM Pacific Time

Alteration Date and Time:	Notice of Articles Altered on June 25, 2024 02:08 PM Pacific Time

NOTICE OF ALTERATION

Incorporation Number: C0987761	Name of Company: GOODNESS GROWTH HOLDINGS, INC.

Name Reservation Number: NR1876627	Name Reserved: VIREO GROWTH INC.

ALTERATION EFFECTIVE DATE:

The alteration is to take effect at the time that this application is filed with the Registrar.

CHANGE OF NAME OF COMPANY

From: GOODNESS GROWTH HOLDINGS, INC.	To: VIREO GROWTH INC.

Page: 1 of 1

Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3 www.corporateonline.gov.bc.ca	Location: 2nd Floor - 940 Blanshard Street Victoria BC 1 877 526-1526

Notice of Articles BUSINESS CORPORATIONS ACT	CERTIFIED COPY Of a Document filed with the Province of British Columbia Registrar of Companies T.K. SPARKS

This Notice of Articles was issued by the Registrar on: June 25, 2024 02:08 PM Pacific Time

Incorporation Number:	C0987761

Recognition Date and Time: Continued into British Columbia on December 9, 2013 03:41 PM Pacific Time

NOTICE OF ARTICLES Name of Company: VIREO GROWTH INC.
REGISTERED OFFICE INFORMATION Mailing Address: 1000 CATHEDRAL PLACE 925 WEST GEORGIA STREET VANCOUVER BC V6C 3L2 CANADA	Delivery Address: 1000 CATHEDRAL PLACE 925 WEST GEORGIA STREET VANCOUVER BC V6C 3L2 CANADA
RECORDS OFFICE INFORMATION Mailing Address: 1000 CATHEDRAL PLACE 925 WEST GEORGIA STREET VANCOUVER BC V6C 3L2 CANADA	Delivery Address: 1000 CATHEDRAL PLACE 925 WEST GEORGIA STREET VANCOUVER BC V6C 3L2 CANADA

DIRECTOR INFORMATION Last Name, First Name, Middle Name: Mancebo, Victor Enrique Mailing Address: 10853 SW 132ND CIR CT MIAMI FL 33186 UNITED STATES	Delivery Address: 10853 SW 132ND CIR CT MIAMI FL 33186 UNITED STATES
Last Name, First Name, Middle Name: Rosen, Josh Mailing Address: 6608 EAST 2ND AVENUE SCOTTSDALE AZ 85251 UNITED STATES	Delivery Address: 6608 EAST 2ND AVENUE SCOTTSDALE AZ 85251 UNITED STATES
Last Name, First Name, Middle Name: Hussey, Ross Mailing Address: 4925 EWING AVE. S. MINNEAPOLIS MN 55410 UNITED STATES	Delivery Address: 4925 EWING AVE. S. MINNEAPOLIS MN 55410 UNITED STATES
Last Name, First Name, Middle Name: Kingsley, Kyle Mailing Address: 4345 EAST LAKE HARRIET PARKWAY MINNEAPOLIS MN 55409 UNITED STATES	Delivery Address: 4345 EAST LAKE HARRIET PARKWAY MINNEAPOLIS MN 55409 UNITED STATES
Last Name, First Name, Middle Name: Nordquist, Judd Mailing Address: 18195 FAIRHOMES LANE DEEPHAVEN MN 55391 UNITED STATES	Delivery Address: 18195 FAIRHOMES LANE DEEPHAVEN MN 55391 UNITED STATES
RESOLUTION DATES: Date(s) of Resolution(s) or Court Order(s) attaching or altering Special Rights and Restrictions attached to a class or a series of shares: March 8, 2019 January 1, 2021

AUTHORIZED SHARE STRUCTURE

1. No Maximum	Subordinate Voting Shares	Without Par Value With Special Rights or Restrictions attached

2. No Maximum	Super Voting Shares	Without Par Value With Special Rights or Restrictions attached

3. No Maximum	Multiple Voting Shares	Without Par Value With Special Rights or Restrictions attached

Number: CO987761

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that GOODNESS GROWTH HOLDINGS, INC. changed its name to VIREO GROWTH INC. on June 25, 2024 at 02:08 PM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On June 25, 2024 T.K. SPARKS Registrar of Companies Province of British Columbia Canada

Exhibit 3.2

The Articles of the Company have been altered pursuant to resolution passed on March 8, 2019 and Notice of Alteration filed with BC Registry on March 18, 2019.

VIREO GROWTH INC.

~~VIREO HEALTH INTERNATIONAL, INC.~~

~~DOMINION ENERGY INC.~~
(the “Company”)

~~GOODNESS GROWTH HOLDINGS, INC.~~

Full name and signature	Date of signing

/s/ Gunther Roehlig	December 9, 2013
Gunther Roehlig, President

ARTICLES

- of –     VIREO GROWTH INC.

~~GOODNESS GROWTH HOLDINGS, INC.~~

~~VIREO HEALTH INTERNATIONAL, INC.~~

~~-DOMINION ENERGY INC.~~
(Incorporation No. C0987761)

- ii -

BUSINESS CORPORATIONS ACT

ARTICLES

~~VIREO HEALTH INTERNATIONAL, INC.~~

~~DOMINION ENERGY INC.~~

(Incorporation No. C0987761)

VIREO GROWTH INC.	~~GOODNESS GROWTH HOLDINGS, INC.~~

PART 1
INTERPRETATION

1.1.	In these Articles, unless the context otherwise requires:

(a)	“Business Corporations Act” means the Business Corporations Act (British Columbia) or any re-enactment, replacement or amendment of such Act in force from time to time, and includes all regulations and amendments thereto made pursuant to that Act;

(b)	“Company” means ~~Dominion Energy Inc.~~Vireo Growth Inc.;

(c)	“Directors”, “Board of Directors” or “Board” means the Directors or, if the Company has only one Director, the Director of the Company for the time being;

(d)	“legal personal representative” means the personal or other legal representative of the shareholder;

(e)	“month” means calendar month;

(f)	“registered address” of a Director means the address of the Director recorded in the register of directors of the Company;

(g)	“registered address” of a shareholder means the address of the shareholder recorded in the central securities register of the Company;

(h)	“registered owner” or “registered holder” or “holder” when used with respect to a share of the Company means the person registered in the central securities register of the Company in respect of such share;

(i)	“regulations” means the regulations from time to time in force and made pursuant to the Business Corporations Act; and

(j)	“seal” means the common seal of the Company, if any.

1.2.          Expressions referring to writing shall be construed as including printing, lithography, typewriting, photography, photocopying, facsimile transmission, electronic media and all other modes of representing or reproducing words in a visible form.

1.3.          Words importing the singular include the plural and vice versa and words importing a male person include a female person and a corporation.

1.4.          The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act (British Columbia) shall, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act (British Columbia), the definition in the Business Corporations Act shall prevail.

1.5.          The provisions contained in Table 1 to the Business Corporations Regulation shall not apply to the Company.

PART 2
SHARES AND SHARE CERTIFICATES

2.1.          The authorized share structure of the Company shall consist of shares of a class or classes, which may be divided into one or more series, as described in the Notice of Articles of the Company. Each class of issued shares shall be evidenced by a distinct form of certificate. Every share certificate issued by the Company shall be in such form as the Directors may approve from time to time and shall comply with, and be signed as required by, the Business Corporations Act.

2.2.         Unless the shares of which the shareholder is registered owner are uncertificated shares, each shareholder is entitled, without charge, to (a) one certificate representing the share or shares of each class held by him; or (b) a non-transferable written acknowledgement of the shareholder’s right to obtain such a certificate, provided that in respect of a share or shares held jointly by several shareholders, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint registered holders or to his duly authorized agent shall be sufficient delivery to all. The Company or the transfer agent and registrar of the Company must send to a holder of an uncertificated share a written notice containing the information required by the Business Corporations Act within a reasonable time after the issue or transfer of such share. The Company shall not be bound to issue certificates representing redeemable shares if such shares are to be redeemed within one month of the date on which they were allotted.

2.3.         Any share certificate, non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate or written notice of the issue or transfer of an uncertificated share may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any transfer agent shall be liable for any loss occasioned to the shareholder resulting from the loss or theft of any such share certificate or acknowledgement so sent.

2.4.          If a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate:

(a)	is worn out or defaced, the Directors may, upon production to the Company of the certificate or the acknowledgment and upon such other terms, if any, as they may think fit, order the certificate or acknowledgment to be cancelled and issue a new certificate or acknowledgment in lieu thereof; or

(b)	is lost, stolen or destroyed, the Directors may, upon proof thereof to their satisfaction and upon such indemnity, if any, being given as they consider adequate, issue a new share certificate or acknowledgment in lieu thereof to the person entitled to such lost, stolen or destroyed certificate or acknowledgment.

2.5.          If a share certificate represents more than one share and the registered owner thereof surrenders it to the Company with a written request that the Company issue in his name two or more certificates each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Directors shall cancel the certificate so surrendered and issue in lieu thereof certificates in accordance with such request.

2.6.          If a shareholder owns shares of a class or series represented by more than one share certificate and surrenders the certificates to the Company with a written request that the Company issue in his name one certificate representing in the aggregate the same number of shares as the certificates so surrendered, the Directors shall cancel the certificates so surrendered and issue in lieu thereof a certificate in accordance with such request.

2.7.         The Directors may from time to time determine the amount of a charge, not exceeding an amount prescribed by the Business Corporations Act or the regulations, to be imposed for each certificate issued pursuant to Articles 2.4, 2.5 and 16.

2.8.          Except as required by law, statute or these Articles, no person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except as provided by law, statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in its registered holder.

PART 3
ISSUE OF SHARES

3.1.          Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the shares of the Company shall be under the control of the Directors, who may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including Directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the Directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2.          The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for shares of the Company, or procuring or agreeing to procure subscriptions, whether absolutely or conditionally, for any such shares. The Directors shall determine, in their sole discretion, what is reasonable in the circumstances.

3.3.          The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4.          Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid and the Company shall have received the full consideration therefor in cash, property or past services actually performed for the Company. A document evidencing indebtedness, of the allottee is not property for the purpose of this Article 3.4. The value of property or services for the purpose of this Article 3.4 shall be the value determined by the Directors by resolution to be, in all the circumstances of the transaction, no greater than the fair market value thereof. The full consideration received for a share issued by way of dividend shall be the amount determined by the Directors to be the amount of the dividend.

3.5.          Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the Directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

PART 4
SHARE REGISTERS

4.1.          The Company shall maintain at its records office or at another location in British Columbia designated by the Directors a central securities register as required by the Business Corporations Act. The Company may maintain branch securities registers at any locations inside or outside British Columbia designated by the Directors. The Directors may appoint one or more trust companies or other persons authorized by the Business Corporations Act (as the case may be, a “trust company”) to maintain the aforesaid central securities register and branch securities registers. The Directors may also appoint one or more trust companies, including the trust company which keeps the central securities register, as transfer agent for its shares or any class or series thereof, as the case may be, and the same or another trust company or companies as registrar for its shares or any class or series thereof, as the case may be. The Directors may terminate the appointment of any such trust company at any time and may appoint another trust company in its place.

4.2.          The Company shall not at any time close its central securities register.

PART 5
TRANSFER OF SHARES

5.1.          A transfer of a share of the Company must not be registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company;

(c)	if a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgement has been surrendered to the Company;

(d)	in the case of a share that is an uncertificated share, a written instrument of transfer that directs that the transfer of the share be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person has been received by the Company; and

(e)	such other evidence, if any, as the Company may require to prove the title of the transferor or the transferor’s right to transfer the share, the due signing of the instrument of transfer and the right of the transferee to have the transfer registered have been received by the Company.

For the purpose of this Article, delivery or surrender to the transfer agent or registrar which maintains the Company’s central securities register or a branch securities register, if applicable, will constitute receipt by or surrender to the Company.

5.2.          The instrument of transfer shall be in the form, if any, on the back of the Company’s share certificates or in such other form as the Directors may from time to time approve. If the Directors so require, each instrument of transfer shall be in respect of only one class of shares. Except to the extent that the Business Corporations Act may otherwise provide, the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the central securities register or a branch securities register in respect thereof.

5.3.          The signature of the registered owner of any shares, or of his duly authorized attorney, upon an authorized instrument of transfer shall constitute a complete and sufficient authority to the Company, its Directors, officers and agents to register in the name of the transferee as named in the instrument of transfer the number of shares specified therein or, if no number is specified, all the shares of the registered owner represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer. If no transferee is named in the instrument of transfer, the instrument of transfer shall constitute a complete and sufficient authority to the Company, its Directors, officers and agents to register, in the name of the person on whose behalf the instrument is deposited with the Company for the purpose of having the transfer registered, the number of shares specified in the instrument of transfer or, if no number is specified, all the shares represented by all share certificates or set out in all written acknowledgments deposited with the instrument of transfer.

5.4.          The Company and its Directors, officers and agents shall not be bound to enquire into nor as to the title of the person named in the form of transfer as transferee or, if no person is named therein as transferee, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered, or be liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, or any interest in the shares, or any share certificate representing such shares or of any written acknowledgement of a right to obtain a share certificate for such shares.

5.5.          There shall be paid to the Company in respect of the registration of any transfer such sum, if any, as the Directors may from time to time determine.

PART 6
TRANSMISSION OF SHARES

6.1.          In the case of the death of a shareholder, the survivor or survivors where the deceased was a joint registered holder of shares, and the legal personal representative of the deceased shareholder where he was the sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares. Before recognizing any legal personal representative the Directors may require him to produce a Court certified copy of a grant of probate or letters of administration, or grant of representation, will, order or other instrument or other evidence of the death under which title to the shares is claimed to vest, and produce such documents and do such things as the Business Corporations Act requires.

6.2.         Upon the death or bankruptcy of a shareholder, his personal representative or trustee in bankruptcy, as the case may be, although not a shareholder, shall have the same rights, privileges and obligations that attach to the shares formerly held by the deceased or bankrupt shareholder if the documents and steps required in that regard by the Business Corporations Act shall. have been deposited with the Company.

6.3.          Any person becoming entitled to a share in consequence of the death or bankruptcy of a shareholder shall, upon such documents and evidence being produced to the Company as the Business Corporations Act requires, or who becomes entitled to a share as a result of an order of a Court of competent jurisdiction or a statute, have the right either to be registered as a shareholder in his representative capacity in respect of such share or, if he is a personal representative or trustee in bankruptcy, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made. Notwithstanding the foregoing, the Directors shall, as regards a transfer by a personal representative or trustee in bankruptcy, have the same right, if any, to decline or suspend registration of a transferee as they would have in the case of a transfer of a share by the deceased or bankrupt person before the death or bankruptcy.

PART 7
ALTERATION OF AUTHORIZED SHARE STRUCTURE, ARTICLES AND NOTICE OF ARTICLES

7.1.          Subject to Article 7.6 and the provisions of the Business Corporations Act, the Directors may by resolution change the authorized share structure of the Company by:

(a)	creating one or more classes or series of shares;

(b)	increasing, reducing or eliminating the maximum number of shares that the Company is authorized to issue out of any class or series of shares;

(c)	establishing a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(d)	subdividing all or any of the unissued, or fully paid issued, shares of the Company with par value into shares of smaller par value;

(e)	subdividing all or any of the unissued, or fully paid issued, shares of the Company without par value;

(f)	consolidating all or any of the unissued, or fully paid issued; shares of the Company with par value into shares of larger par value;

(g)	consolidating all or any of the unissued, or fully paid issued, shares of the Company without par value;

(h)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	increase the par value of those shares if none of the shares of that class of shares are allotted or issued;

(i)	eliminate any class or series of shares of the Company if none of the shares of that class or series of shares are allotted or issued;

(j)	change all or any of the unissued, or fully paid issued, shares of the Company with par value into shares without par value;

(k)	change all or any of the unissued shares without par value into shares of the Company with par value;

(l)	alter the identifying name of any of the shares of the Company; and

(m)	otherwise alter the authorized share structure of the Company when required or permitted to do so by the Business Corporations Act.

7.2.          The Directors may, by resolution, authorize and cause the Company to alter its Notice of Articles to reflect any change in the authorized share structure of the Company pursuant to Article 7.1 or otherwise.

7.3.          The Company may, by ordinary resolution:

(a)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

7.4.          The Company may, by ordinary resolution, alter these Articles to reflect any such creation and attachment, variation or deletion of special rights or restrictions pursuant to Article 7.3.

7.5.          Notwithstanding anything else contained in this Part 7, no right or special right attached to issued shares may be prejudiced or interfered with unless the shareholders holding shares of the class or series of shares to which the right or special right is attached consent by a separate special resolution of those shareholders.

7.6.          Notwithstanding Article 7.1, if any change in the authorized share structure of the Company would result in a right or special right attached to issued shares being prejudiced or interfered with, special rights or restrictions being created and attached to a class or series of shares or special rights and restrictions being varied or deleted from a class or series of shares, the change must be authorized as provided for in Articles 7.4 and 7.5.

7.7.         Unless a different type of resolution is required by the Business Corporations Act or these Articles, the Directors may by resolution authorize and cause the Company to make any alterations to its Notice of Articles or these Articles. Without limiting the generality of the foregoing, the Directors may by resolution authorize and cause the Company to alter its Notice of Articles in order to change its name.

7.8.          Unless these Articles otherwise provide, the provisions of these Articles relating to shareholder meetings shall apply, with the necessary changes and so far as they are applicable, to a class meeting or series meeting but the quorum at a class meeting or series meeting shall be one person holding or representing by proxy one-third of the shares affected.

PART 8
PURCHASE OF SHARES

8.1.          Subject to the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, by a resolution of the Directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution. The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that the Company is insolvent or that making the payment or providing the consideration would render the Company insolvent.

8.2.          If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share but, while such share is held by the Company, the Company:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

PART 9
BORROWING POWERS

9.1.          The Directors may from time to time in their discretion authorize and cause the Company to:

(a)	borrow money in such amount, in such manner, on such security, from such sources and upon such terms and conditions as they think fit;

(b)	guarantee the repayment of money borrowed by any person or the performance of any obligation of any person;

(c)	issue bonds, debentures, notes and other debt obligations either outright or as continuing security for any indebtedness or liability, direct or indirect, or obligations of the Company or of any other person; and

(d)	mortgage, charge (whether by way of a specific or floating charge), grant a security interest in or give other security on the undertaking or on the whole or any part of the property and assets of the Company, both present and future.

9.2.          Any bonds, debentures, notes or other debt obligations of the Company may be issued at a discount, premium or otherwise and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at meetings of the shareholders of the Company, appointment of Directors or otherwise and may by their terms be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder thereof, all as the Directors may determine.

PART 10
SHAREHOLDER MEETINGS

10.1.        Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the Directors.

10.2.        If all the shareholders who are entitled to vote at an annual general meeting consent by unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3.        The Directors may, whenever they think fit, convene a meeting of shareholders.

10.4.        The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether or not previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days; and

(b)	otherwise, 10 days.

10.5.        The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.6.        The Directors may set a date as the record date for the purpose of determining the shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5:00 p.m. local time at the place of the Company’s records office on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7.        If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document shall be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the date set for the holding of the meeting.

PART 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1.        At a meeting of shareholders, the following business is special business:

(a)	at an annual general meeting, all business is special business with the exception of the conduct of and voting at such meeting, consideration of the financial statements and any reports of the Directors or auditor, fixing or changing the number of Directors, the election or appointment of Directors, the appointment of an auditor, fixing of the remuneration of the auditor, business arising out of a report of the Directors not requiring the passing of a special resolution or an exceptional resolution and any other business which, under these Articles or the Business Corporations Act may be transacted at a meeting of shareholders without prior notice thereof being given to the shareholders; and

(b)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting.

11.2.       The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3.        No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but a quorum need not be present throughout the meeting.

11.4.        Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one person present in person or by proxy.

11.5.        The Directors, the senior officers of the Company, the solicitor of the Company, the auditor of the Company (if any) and any other persons invited by the directors are entitled to attend any meeting of shareholders, but no such person shall be counted in the quorum or be entitled to vote at any meeting of the shareholders unless that person is a shareholder or proxy holder entitled to vote at such meeting.

11.6.        If within half an hour following the time appointed for a meeting of shareholders, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case the meeting shall stand adjourned to the same day ‘in the next week, at the same time and place, and, if at the adjourned meeting a quorum is not present within half an hour following the time appointed for the meeting, the person or persons present and being, or representing by proxy, a shareholder or shareholders entitled to attend and vote at the meeting shall be a quorum.

11.7.        The Chair of the Board or in his absence, or if there is no Chair of the Board, the President or in his absence, or if there is no President, a Vice-President, if any, shall be entitled to preside as chair at every meeting of the shareholders of the Company.

11.8.        If at any general meeting neither the Chair of the Board nor the President nor a Vice-President is present within 15 minutes after the time appointed for holding the meeting or if any of them is present and none of them is willing to act as chair, or if they have advised the Secretary (if any) or any director present at the meeting that they shall not be present at the meeting, the Directors present shall choose one of their number or the solicitor of the Company to be chair, or if all the Directors present and the solicitor of the Company decline to take the chair or shall fail to so choose or if no Director or solicitor of the Company is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.9.        The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting.

11.10.      No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair may propose or second a motion.

11.11.      Subject to the provisions of the Business Corporations Act, every motion or questions put to a vote at a meeting of shareholders shall be decided on a show of hands, unless (before or on the declaration of the result of the show of hands) a poll is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy. The chair shall declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, and such decision shall be entered in the record of proceedings of the Company. A declaration by the chair that a motion or question has been carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under this Article 11.11, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against that motion or question.

11.12.      The chair of the meeting shall be entitled to vote any shares carrying the right to vote held by him but in the case of an equality of votes, whether on a show of hands or on a poll, the chair shall not have a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder.

11.13.      No poll may be demanded on the election of a chair. A poll demanded on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken as soon as, in the opinion of the chair, is reasonably convenient, but in no event later than seven days after the meeting and at such time and place and in such manner as the chair of the meeting directs. The result of the poll shall be deemed to be the resolution of and passed at the meeting at which the poll was demanded. Any business other than that upon which the poll has been demanded may be proceeded with pending the taking of the poll. A demand for a poll may be withdrawn by the person who demanded it. In any dispute as to the admission or rejection of a vote the decision of the chair made in good faith shall be final and conclusive.

11.14.      The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period the Company may destroy such ballots and proxies.

11.15.      On a poll a person entitled to cast more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

11.16.      Unless the Business Corporations Act or these Articles otherwise provide, any action to be taken by a resolution of the shareholders may be taken by an ordinary resolution.

PART 12
VOTES OF SHAREHOLDERS

12.1.        Subject to any special rights or restrictions attached to any shares and the restrictions as to voting on joint registered holders of shares, on a show of hands every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote and on a poll every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2.        Any person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the Directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3.        Any corporation, not being a subsidiary of the Company, which is a shareholder of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:

(i)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b)	if a representative is appointed under this Article 12.3:

(i)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages in any medium.

12.4.        In the case of joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)	if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share shall be counted.

Two or more legal personal representatives of a shareholder in whose sole name any share is registered in his sole name shall for the purpose of this Article 12.4, be deemed joint registered holders.

12.5.        A shareholder of unsound mind entitled to attend and vote, in respect of whom an order has been made by any court having jurisdiction, may vote, whether on a show of hands or on a poll, by his committee, curator bonis, or other person in the nature of a committee or curator bonis appointed by that court, and any such committee, curator bonis or other person may appoint a proxy holder.

12.6.        Articles 12.7 to 12.14 do not apply to the Company if and for so long as it is a public company.

12.7.        Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy. A shareholder may also appoint one or more alternate proxy holders to act in the place and stead of an absent proxy holder.

12.8.        A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.3;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)	the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.9.        A proxy for a meeting of shareholders must:

(a)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages in any medium.

12.10.      A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

12.11.      A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the Directors or the chair of the meeting:

~~Dominion Energy Inc.~~ Vireo Growth Inc.
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, yew] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder): ____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.12.      Subject to Article 12.13, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting, to the chair of the meeting.

12.13.      An instrument referred to in Article 12.12 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his legal personal representative or trustee in bankruptcy; or

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.3.

12.14.      The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

PART 13
DIRECTORS

13.1.        The first Directors are the persons designated as Directors of the Company in the Notice of Articles that applies to the Company when the Company is recognized under the Business Corporations Act. The number of Directors, excluding additional Directors appointed under Article 14.12, is set at:

(a)	subject to paragraphs (b) and (c), that number of Directors equal to the number of the Company’s first Directors;

(b)	if the Company is a public company, the greater of three and the most recently set of:

(i)	the number of Directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 14.5;

(c)	if the Company is not a public company, the most recently set of:

(i)	the number of Directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of Directors set under Article 14.5.

13.2.        If the number of Directors is set under Articles 13.1(b)(i) or 13.1(c)(ii):

(a)	the shareholders may elect or appoint the Directors needed to fill any vacancies in the board of Directors up to that number; or

(b)	if the shareholders do not elect or appoint the Directors needed to fill any vacancies in the board of Directors up to that number contemporaneously with the setting of that number, then the Directors may appoint, or the shareholders may elect or appoint, Directors to fill those vacancies.

13.3.       An act or proceeding of the Directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles are in office.

13.4.        A Director is not required to hold a share in the capital of the Company as qualification for his office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5.        The Directors are entitled to the remuneration for acting as Directors, if any, as the Directors may from time to time determine. If and for so long as the Directors so decide from time to time, or as they may rescind such decisions from time to time, the remuneration of the Directors, if any, may be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a Director. The Company must reimburse each Director for the reasonable expenses that he may incur in and about the business of the Company. If a Director performs any professional or other services for the Company that in the opinion of the Directors are outside the ordinary duties of a Director or shall otherwise be specially occupied in or about the Company’s business, he may be paid remuneration to be fixed by the Board, or, at the option of such Director, by ordinary resolution, and such remuneration may be either in addition to or in substitution for any other remuneration that he may be entitled to receive. Unless otherwise determined by ordinary resolution, the Directors on behalf of the Company may pay a gratuity, pension or retirement allowance to any Director who has held any salaried office or place of profit with the Company or to his spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

PART 14

ELECTION AND REMOVAL OF DIRECTORS

14.1.        At each annual general meeting and in every unanimous resolution contemplated by Article 10.2 of the Company, all the Directors shall retire and the shareholders entitled to vote at the meeting shall elect, or in the unanimous resolution appoint, a Board of Directors consisting of the number of Directors for the time being fixed pursuant to these Articles.

14.2.        A retiring Director shall be eligible for re-election or re-appointment.

14.3.        No election, appointment or designation of an individual as a Director is valid unless:

(a)	that individual consents to be a Director in the manner provided for in the Business Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a Director; or

(c)	with respect to first Directors, the designation is otherwise valid under the Business Corporations Act.

14.4.        Where the Company fails to hold an annual general meeting and the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, or where the shareholders fail at the annual general meeting or in the unanimous resolution contemplated by Article 10.2 to elect or appoint any Directors, then each Director then in office continues to hold office until the earlier of the date on which his successor is elected or appointed and the date on which he otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.5.        If at any meeting of shareholders at which there should be an election of Directors, the places of any of the retiring Directors are not filled by such election, such of the retiring Directors who are not re-elected as may be requested by the newly elected Directors shall, if willing to do so, continue in office to complete the number of Directors for the time being fixed pursuant to these Articles until further new Directors are elected at a meeting of shareholders convened for the purpose. If any such election or continuance of Directors does not result in the election or continuance of the number of Directors for the time being fixed pursuant to these Articles such number shall be fixed at the number of Directors actually elected or continued in office.

14.6.        Any casual vacancy occurring in the Board of Directors may be filled by the remaining Directors or Director.

14.7.        The Directors may act notwithstanding any vacancy in the Board, but if the Company has fewer Directors in office than the number set pursuant to these Articles as the quorum of Directors, the Directors may only act for the purpose of appointing Directors up to that number or summoning a meeting of shareholders for the purpose of filling any vacancies on the Board or, subject to the Business Corporations Act, for any other purpose.

14.8.       If the Company has no Directors or fewer Directors in office than the number set pursuant to these Articles as the quorum of Directors, the shareholders may elect or appoint Directors to fill any vacancies on the Board.

14.9.        A Director ceases to be a Director when:

(a)	the term of office of the Director expires;

(b)	the Director dies;

(c)	the Director resigns his office by notice in writing provided to the Company or to a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10.      The Company may, by a consent resolution executed by the holders of a simple majority of the Company’s common shares, remove any Director before the expiration of his term of office, and may, by the same resolution, elect or appoint another person in his stead. If the shareholders do not elect or appoint a Director to fill the resulting vacancy contemporaneously with the removal, then the Directors may appoint a Director to fill that vacancy.

14.11.      The Directors may remove any Director before the expiration of his term of office .if the Director is convicted of an indictable offence, or if the Director ceases to be qualified to act as a director of a company under the Business Corporations Act and does not promptly resign, and the Directors may appoint a Director to fill the resulting vacancy.

14.12.     Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the Directors may appoint one or more additional Directors but the number of additional Directors shall not at any time exceed:

(a)	1/3 of the number of first Directors, if, at the time of the appointments, one or more of the first Directors have not yet completed their first term of office; or

(b)	in any other case, 1/3 of the number of the current Directors who were elected or appointed as Directors other than under this Article 14.12.

Any Director so appointed ceases to hold office immediately before the next election or appointment of Directors under Article 14.1, but is eligible for re-election or re-appointment.

14.13.      Nomination of Directors

(a)	Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(i)	by or at the direction of the Board, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii)	by any person (a “Nominating Shareholder”):

(1)	who, at the close of business on the date of the giving of the notice provided for below in this Article 14.13 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(2)	who complies with the notice procedures set forth below in this Article 14.13.

(b)	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation at the principal executive offices of the Corporation.

(c)	To be timely, a Nominating Shareholder’s notice to the Secretary of the Corporation must be made:

(i)	in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made. In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

as amended, effective January 1, 2021

(d)	To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Corporation must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(1)	the name, age, business address and residential address of the person;

(2)	the principal occupation or employment of the person;

(3)	the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(4)	any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and

(ii)	as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(e)	No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Article 14.13; provided, however, that nothing in this Article 14.13 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

as amended, effective January 1, 2021

(f)	For purposes of this Article 14.13:

(i)	“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

(ii)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada.

(g)	Notwithstanding any other provision of this Article 14.13, notice given to the Secretary of the Corporation pursuant to this Article 14.13 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(h)	Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement described in this Article 14.13.

as amended, effective January 1, 2021

PART 15

ALTERNATE DIRECTORS

15.1.        Any Director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be his alternate to act in his place at meetings of the Directors or committees of the Directors at which the appointor is not present unless (in the case of an appointee who is not a Director) the Directors have reasonably disapproved the appointment of such person as an alternate Director and have given notice to that effect to his appointor within a reasonable time after the notice of appointment is received by the Company.

15.2.         Every alternate Director so appointed is entitled to notice of meetings of the Directors and of committees of the Directors of which his appointor is a member and to attend and vote as a Director at any such meetings at which his appointor is not present.

15.3.         A person may be appointed as an alternate Director by more than one Director, and an alternate Director:

(a)	shall be counted in determining the quorum for a meeting of Directors once for each of his appointors and, in the case of an appointee who is also a Director, once more in that capacity;

(b)	has a separate vote at a meeting of Directors for each of his appointors and, in the case of an appointee who is also a Director, an additional vote in that capacity;

(c)	shall be counted in determining the quorum for a meeting of a committee of Directors once for each of his appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a Director, once more in that capacity; and

(d)	has a separate vote at a meeting of a committee of Directors for each of his appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a Director, an additional vote in that capacity.

15.4.         Every alternate Director, if authorized by the notice appointing him, may sign in place of his appointor any resolutions to be consented to in writing.

15.5.         Every alternate Director is deemed not to be the agent of his appointor.

15.6.         An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate Director appointed by him.

15.7.         The appointment of an alternate Director ceases when:

(a)	his appointor ceases to be a Director and is not promptly re-elected or re-appointed;

(b)	the alternate Director dies;

(c)	the alternate Director resigns as an alternate Director by notice in writing provided to the Company or a lawyer for the Company;

(d)	the alternate Director ceases to be qualified to act as a director; or

(e)	his appointor revokes the appointment of the alternate Director.

15.8.         The Company may reimburse an alternate Director for the reasonable expenses that would be properly reimbursed if he were a Director, and the alternate Director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct, but payment of such remuneration in every case to the appointor by the Company is a good and sufficient discharge of the Company’s obligations in that regard and the Company need not enquire into or be concerned with the state of account between appointor and appointee.

PART 16
POWERS AND DUTIES OF DIRECTORS

16.1.         The Directors must, subject to the Business Corporations Act and these Articles, manage, or supervise the management of, the affairs and business of the Company and shall have authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

16.2.         The Directors may from time to time by power of attorney or other instrument under the seal of the Company (if such seal is so required by law) appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles and excepting the powers of the Directors relating to the constitution of the Board and of any of its committees and the appointment or removal of officers and the power to declare dividends) and for such period, with such remuneration and subject to such conditions as the Directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the Directors think fit. Any such attorney may be authorized by the Directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16.3.         The Directors may by resolution set the remuneration of the Company’s auditor, without the need to obtain an ordinary resolution of the shareholders enabling them to do so.

PART 17
DISCLOSURE OF INTEREST OF DIRECTORS AND SENIOR OFFICERS

17.1.         A Director or senior officer who has, directly or indirectly, a material interest in an existing or proposed material contract or transaction of the Company or who holds any office or possesses any property whereby, directly or indirectly, a duty or interest might be created to conflict with his duty or interest as a Director or senior officer, shall declare the nature and extent of his interest in such contract or transaction or of the conflict or potential conflict with his duty and interest as a Director or senior officer, as the case may be, in accordance with the provisions of the Business Corporations Act. A Director shall not vote in respect of any such proposed material contract or transaction and if he shall do so his vote shall not be counted, but he shall be counted in the quorum present at the meeting at which such vote is taken. Notwithstanding the foregoing, if all of the Directors have a material interest in a proposed material contract or transaction, any or all of those Directors may vote on a resolution to approve the contract or transaction.

17.2.         Subject to the provisions of the Business Corporations Act, a Director or senior officer need not disclose an interest in the following types of contracts and transactions, and a Director need not refrain from voting in respect of the following types of contracts and transactions:

(a)	a contract or transaction where both the Company and the other party to the contract or transaction are wholly owned subsidiaries of the same corporation;

(b)	a contract or transaction where the Company is a wholly owned subsidiary of the other party to the contract or transaction;

(c)	a contract or transaction where the other party to the contract or transaction is a wholly owned subsidiary of the Company;

(d)	a contract or transaction where the Director or senior officer is the sole shareholder of the Company or of a corporation of which the Company is a wholly owned subsidiary;

(e)	an arrangement by way of security granted by the Company for money loaned to, or obligations undertaken by, the Director or senior officer, or a person in whom the director or senior officer has a material interest, for the benefit of the Company or an affiliate of the Company;

(f)	a loan to the Company, which a Director or senior officer or a specified corporation or a specified firm in which he has a material interest has guaranteed or joined in guaranteeing the repayment of the loan or any part of the loan;

(g)	any contract or transaction made or to be made with, or for the benefit of a corporation that is affiliated with the Company and the Director or senior officer is also a director or senior officer of that corporation or an affiliate of that corporation;

(h)	any contract by a Director to subscribe for or underwrite shares or debentures to be issued by the Company or a subsidiary of the Company;

(i)	determining the remuneration of the Director or senior officer in that person’s capacity as Director, officer, employee or agent of the Company or an affiliate of the Company;

(j)	purchasing and maintaining insurance to cover a Director or senior officer against liability incurred by them as a Director or senior officer; or

(k)	the indemnification of any Director or senior officer by the Company.

The foregoing exceptions may from time to time be suspended or amended to any extent approved by the Company in general meeting and permitted by the Business Corporations Act, either generally or in respect of any particular contract or transaction or for any particular period.

17.3.         A Director may hold any office or appointment with the Company (except as auditor of the Company) in conjunction with his office of Director for such period and on such terms (as to remuneration or otherwise) as the Directors may determine and no Director or intended Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or appointment or as vendor, purchaser or otherwise and no contract or transaction entered into by or on behalf of the Company in which a Director is in any way interested shall be liable to be voided by reason thereof.

17.4.         Subject to the Business Corporations Act, a Director or officer, or any person in which a Director or officer has an interest, may act in a professional capacity for the Company (except as auditor of the Company) and the Director or officer or such person shall be entitled to remuneration for professional services as if he were not a Director or officer.

17.5.         A Director or officer may be or become a director or officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, such Director or officer shall not be accountable to the Company for any remuneration or other benefits received by him as director, officer or employee of, or from his interest in, such other corporation or firm.

PART 18
PROCEEDINGS OF DIRECTORS

18.1.        The Chair of the Board or, in his absence or if there is no Chair of the Board, the President, if any and if the President is a Director, shall preside as chair at every meeting of the Directors.

18.2.        If at any meeting of Directors neither the Chair of the Board nor the President, if a Director, is present within 15 minutes after the time appointed for holding the meeting or if neither the Chair of the Board nor the President, if a Director, is willing to act as chair or if the Chair of the Board and the President, if a Director, have advised the Secretary, if any, or any other Director, that they shall not be present at the meeting, then the Directors present shall choose one of their number to chair the meeting.

18.3.         The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the Directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the Directors may from time to time determine. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chair shall have a second or casting vote.

18.4.         A Director may participate in a meeting of the Directors or of any committee of the Directors in person or by telephone if all Directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A Director may participate in a meeting of the Directors or of any committee of the Directors by a communications medium other than telephone if all Directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all Directors who wish to participate in the meeting agree to such participation. A Director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5.         A Director may at any time, and the Secretary or an Assistant Secretary, if any, upon request of a Director shall, call a meeting of the Board.

18.6.         Other than for meetings held at regular intervals as determined by the Directors pursuant to Article 18.3, reasonable notice of each meeting of the Directors, specifying the place, day and time of that meeting must be given to each of the Directors and the alternate Directors by any method set out in Article 24.1 or orally or by telephone.

18.7.         It is not necessary to give notice of a meeting of the Directors to a Director or an alternate Director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that Director was elected or appointed, or is the meeting of the Directors at which that Director is appointed; or

(b)	the Director or alternate Director, as the case may be, has waived notice of the meeting.

18.8.         The accidental omission to give notice of any meeting of Directors to, or the non-receipt of any notice by, any Director or alternate Director, does not invalidate any proceeding at that meeting.

18.9.         Any Director or alternate Director may send to the Company a document signed by him waiving notice of any past, present or future meeting or meetings of the Directors and may at any time withdraw the waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of meetings of Directors shall be sent to that Director and, unless the Director otherwise requires by notice in writing to the Company, to his alternate Director, and all meetings of the Directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such Director or alternate Director.

18.10.       The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, if not so fixed, is deemed to be set at two Directors or, if the number of Directors is set at one, is deemed to be set at one Director, and that Director may constitute a meeting.

18.11.       Subject to the provisions of the Business Corporations Act, an act of a Director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that Director or officer.

18.12.       A resolution of the Directors or any committee of the Directors consented to in writing by all of the Directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages in any medium, is as valid and effective as if it had been passed at a meeting of the Directors or of the committee of the Directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the Directors or of any committee of the Directors passed in accordance with this Article 18.12 is deemed to be a proceeding at a meeting of Directors or of the committee of the Directors and to be as valid and effective as if it had been passed at a meeting of the Directors or of the committee of the Directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the Directors or of a committee of the Directors.

PART 19
EXECUTIVE AND OTHER COMMITTEES

19.1.         The Directors may by resolution appoint an Executive Committee consisting of such member or members of the Board as they think fit, which Committee shall have, and may exercise during the intervals between the meetings of the Board, all the powers vested in the Board except the power to fill vacancies in the Board, the power to remove a Director, the power to change the membership of or fill vacancies in said Committee or any other committee of the Board and such other powers, if any, as may be specified in the resolution or any subsequent Directors’ resolution. The said Committee shall keep regular minutes of its transactions and shall cause them to be recorded in books kept for that purpose, and shall report the same to the Board at such times as the Board may from time to time require. The Board shall have the power at any time to revoke or override the authority given to or acts done by the Executive Committee except as to acts done before such revocation or overriding and to terminate the appointment or change the membership of such Committee and to fill vacancies in it.

19.2.         The Directors may by resolution appoint one or more other committees consisting of such member or members of the Board as they think fit and may delegate to any such committee between meetings of the Board such powers of the Board (except the power to fill vacancies in the Board, the power to remove a Director, the power to change the membership of or fill vacancies in any committee of the Board and the power to appoint or remove officers appointed by the Board) subject to such conditions as may be prescribed in such resolution or any subsequent Directors’ resolution, and all committees so appointed shall keep regular minutes of their transactions and shall cause them to be recorded in books kept for that purpose, and shall report the same to the Board at such times as the Board may from time to time require. The Directors shall also have power at any time to revoke or override any authority given to or acts to be done by any such committee except as to acts done before such revocation or overriding and to terminate the appointment or change the membership of a committee and to fill vacancies in it.

19.3.         Any committee appointed under this Part, in the exercise of the powers delegated to it, must conform to any rules that may from time to time be imposed on it by the Directors. Committees appointed under this Part may make rules for the conduct of their business and may appoint such assistants as they may deem necessary. A majority of the members of a committee shall constitute a quorum thereof.

19.4.         Committees appointed under this Part may meet and adjourn as they think proper. The committee may elect a member of the committee to chair its meetings but, if no such member to chair the meeting is elected, or if at a meeting the member elected to chair the meeting is not present within 15 minutes after the time set for holding the meeting, the Directors present who are members of the committee may choose one of their number to chair the meeting. Questions arising at any meeting of a committee shall be determined by a majority of votes of the members of the committee present, and in case of an equality of votes the chair shall not have a second or casting vote. The provisions of Article 18.12 shall apply mutatis mutandis to resolutions consented to in writing by the members of a committee appointed under this Part.

PART 20
OFFICERS

20.1.         The Directors may, from time to time, appoint such officers, if any, as the Directors shall determine and the Directors may at any time terminate or vary any such appointment. No officer shall be appointed unless he is qualified in accordance with the provisions of the Business Corporations Act.

20.2.         One person may hold more than one position as an officer of the Company. Any person appointed as the Chair of the Board or as the Managing Director must be a Director; save as aforesaid, no other officer need be a Director.

20.3.         The remuneration of the officers of the Company as such and the terms and conditions of their tenure of office or employment shall from tune to time be determined by the Directors. Such remuneration may be by way of salary, fees, wages, commission or participation in profits or any other means or all of these modes and an officer may in addition to such remuneration be entitled to receive after he ceases to hold such office or leaves the employment of the Company a gratuity, pension or retirement allowance.

20.4.         The Directors may decide what functions and duties each officer shall perform and may entrust to and confer upon him any of the powers exercisable by the Directors upon such terms and conditions and with such restrictions as the Directors think fit and may from time to time revoke, withdraw, alter or vary all or any of such functions, duties and powers.

PART 21
INDEMNITY AND PROTECTION OF DIRECTORS, OFFICERS AND EMPLOYEES

21.1.         Subject to the provisions of the Business Corporations Act, the Directors shall cause the Company to indemnify a Director, officer or alternate Director or a former Director, officer or alternate Director of the Company or a person who, at the request of the Company, is or was a director, alternate director or officer of another corporation, at a time when the corporation is or was an affiliate of the Company or a person who, at the request of the Company, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity (in each case, an “eligible party”), and the heirs and personal representatives of any such eligible party, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action (whether current, threatened, pending or completed) in which such eligible party or any of the heirs and personal representatives of such eligible party, by reason of such eligible party being or having been a Director, alternate Director or officer or holding or having held a position equivalent to that of a Director, alternate Director or officer, is or may be joined as a party or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to the proceeding. Provided the Company first receives a written undertaking from the eligible party to repay amounts advanced if so required under the Business Corporations Act, the Directors shall cause the Company to pay, as they are incurred in advance of the final disposition of the proceeding, the costs, charges and expenses, including legal and other fees actually and reasonably incurred by the eligible party in respect of the proceeding. After the final disposition of the proceeding, the Directors shall cause the Company to pay the expenses actually and reasonably incurred by the eligible party in respect of the proceeding, to the extent the eligible party has not already been reimbursed for such expenses, subject to the provisions of the Business Corporations Act. Each Director, alternate Director and officer of the Company on being elected or appointed shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

21.2.         Subject to the provisions of the Business Corporations Act, the Company may indemnify any person.

21.3.         The failure of a Director, alternate Director or officer of the Company to comply with the provisions of the Business Corporations Act or these Articles shall not invalidate any indemnity to which he is entitled under this Part.

21.4.         The Directors may cause the Company to purchase and maintain insurance for the benefit of any person (or his heirs or legal personal representatives) who is or was a Director, officer, alternate Director, employee or agent of the Company or a person who, at the request of the Company, is or was a director, alternate director, officer, employee or agent of another corporation, at a time when the corporation is or was an affiliate of the Company or a person who, at the request of the Company, is or was or holds or held a position equivalent to that of a director, alternate director, officer, employee or agent of a partnership, trust, joint venture or other unincorporated entity and the person’s heirs or personal representatives against any liability incurred by the person as such Director, alternate Director, director, alternate director, officer, employee, agent or person who holds or held such equivalent position.

PART 22
DIVIDENDS AND RESERVE

22.1.         The provisions of this Part 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2.         Subject to the Business Corporations Act, the Directors may from time to time and at any time declare and authorize payment of such dividends on such class or series of shares of the Company as they may deem advisable, to the exclusion of any other class or series of shares.

22.3.         The Directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4.         The Directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5:00 p.m. local time at the place of the registered office of the Company on the date on which the Directors pass the resolution declaring the dividend.

22.5.         A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

22.6.         If any difficulty arises in regard to a distribution under Article 22.5, the Directors may settle the difficulty as they deem appropriate, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)	determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

22.7.         Any dividend may be made payable on such date as is fixed by the Directors.

22.8.         All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

22.9.         If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10.       No dividend bears interest against the Company.

22.11.       If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12.       Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque shall, to the extent of the sum represented by the cheque (plus the amount of the tax or other amount required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of such tax or other amount so deducted is not paid to the appropriate taxing or other authority.

22.13.       Notwithstanding anything contained in these Articles, the Directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

PART 23
DOCUMENTS, RECORDS AND REPORTS

23.1.         The Directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2.         Unless the Directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

PART 24
NOTICES

24.1.         Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address;

(ii)	for a record mailed to a Director or officer, the prescribed address for mailing shown for the Director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class; and

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address;

(ii)	for a record delivered to a Director or officer, the prescribed address for delivery shown for the Director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class; and

(iii)	in any other case, the delivery address of the intended recipient;

(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class; or

(e)	physical delivery to the intended recipient.

24.2.         A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

24.3.         A certificate signed by the Secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 24.1, prepaid and mailed or otherwise sent as permitted by Article 24.1 is conclusive evidence of that fact.

24.4.         A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

24.5.         A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)	if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

PART 25

SEAL

25.1.         Except as provided in Articles 25.2 and 25.3, the Company’s seal, if any, must not be impressed, affixed or otherwise reproduced on any record except when that impression is attested by the signatures of:

(a)	any two Directors;

(b)	any officer, together with any Director;

(c)	if the Company only has one Director, that Director; or

(d)	any one or more Directors or officers or persons as may be determined by the Directors.

25.2.         For the purpose of certifying under seal a certificate of incumbency of the Directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any Director or officer.

25.3.         The Directors may authorize the seal to be impressed or otherwise reproduced by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed or otherwise reproduced on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the Directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies or images reproducing the seal and the Chair of the Board or any senior officer together with the Secretary, Treasurer, Secretary-Treasurer, an Assistant Secretary, an Assistant Treasurer or an Assistant Secretary-Treasurer may in writing authorize such person to cause the seal to be impressed or otherwise reproduced on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed or otherwise reproduced are for all purposes deemed to be under and to bear the seal impressed or otherwise reproduced on them.

PART 26
PROHIBITIONS

26.1.         In this Part 26:

(a)	“designated security” means:

(i)	a voting security of the Company;

(ii)	a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (i) or (ii);

(b)	“security” has the meaning assigned in the Securities Act (British Columbia);

(c)	“voting security” means a security of the Company that:

(i)	is not a debt security; and

(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

26.2.         Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

26.3.         No share or designated security may be sold, transferred or otherwise disposed of without the consent of the Directors and the Directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

TERMS OF THE SUBORDINATE, SUPER VOTING AND MULTIPLE VOTING SHARES

APPENDIX 1
TO SCHEDULE C

Part 27:

1.	An unlimited number of Subordinate Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a)       Voting Rights. Holders of Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

(b)       Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Subordinate Voting Shares.

(c)       Dividends. Holders of Subordinate Voting Shares shall be entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

(d)       Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

(e)       Rights to Subscribe; Pre-Emptive Rights. The holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

(f)       Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

(g)       Conversion of Subordinate Voting Shares Upon an Offer. In the event that an offer is made to purchase Multiple Voting Shares, and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Multiple Voting Shares are then listed, to be made to all or substantially all the holders of Multiple Voting Shares in a province or territory of Canada to which the requirement applies, each Subordinate Voting Share shall become convertible at the option of the holder into Multiple Voting Shares at the inverse of the Conversion Ratio (as defined in Part 29) then in effect, at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares under the offer, and for no other reason. In such event, the transfer agent for the Subordinated Voting Shares shall deposit under the offer the resulting Multiple Voting Shares, on behalf of the holder. To exercise such conversion right, the holder or his or its attorney duly authorized in writing shall:

(i)       give written notice to the transfer agent of the exercise of such right, and of the number of Subordinate Voting Shares in respect of which the right is being exercised;

(ii)       deliver to the transfer agent the share certificate or certificates representing the Subordinate Voting Shares in respect of which the right is being exercised, if applicable; and

(iii)       pay any applicable stamp tax or similar duty on or in respect of such conversion.

No share certificates representing the Multiple Voting Shares, resulting from the conversion of the Subordinate Voting Shares will be delivered to the holders on whose behalf such deposit is being made. If Multiple Voting Shares, resulting from the conversion and deposited pursuant to the offer, are withdrawn by the holder or are not taken up by the offeror, or the offer is abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Multiple Voting Shares being taken up and paid for, the Multiple Voting Shares resulting from the conversion will be re-converted into Subordinate Voting Shares at the then Conversion Ratio and a share certificate representing the Subordinate Voting Shares will be sent to the holder by the transfer agent. In the event that the offeror takes up and pays for the Multiple Voting Shares resulting from conversion, the transfer agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.

APPENDIX 2
TO SCHEDULE C

Part 28:

1.	An unlimited number of Super Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a)       Issuance. The Super Voting Shares are only issuable in connection with the closing of the Business Combination. For the purposes hereof, “Business Combination” means the business combination of the Company, Vireo, Vireo Finco (Canada) Inc. and certain subsidiaries of the Company to be formed under applicable Canadian and U.S. law, pursuant to a business combination agreement entered into prior to the filing of these articles.

(b)       Voting Rights. Holders of Super Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Super Voting Shares will be entitled to 10 votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 1,000 votes per Super Voting Share.

(c)       Alteration to Rights of Super Voting Shares. As long as any Super Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Consent of the holders of a majority of the outstanding Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held.

(d)       Dividends. The holder of Super Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Subordinated Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares.

(e)       Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Super Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Super Voting Shares, be entitled to participate rateably along with all other holders of Super Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

(f)       Rights to Subscribe; Pre-Emptive Rights. The holders of Super Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

(g)       Conversion. Holders of Super Voting Shares shall have conversion rights as follows (the “Conversion Rights”):

(i)       Right to Convert. Each Super Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into one fully paid and non-assessable Multiple Voting Share as is determined by multiplying the number of Super Voting Shares held by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Super Voting Share is surrendered for conversion. The initial “Conversion Ratio” for Super Voting Shares shall be one Multiple Voting Share for each Super Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (iv) and (v).

(ii)       Automatic Conversion. A Super Voting Share shall automatically be converted without further action by the holder thereof into one Multiple Voting Share upon the transfer by the holder thereof to anyone other than (i) another Initial Holder, an immediate family member of an Initial Holder or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by an Initial Holder or immediate family members of an Initial Holder or which an Initial Holder or immediate family members of an Initial Holder are the sole beneficiaries thereof; or (ii) a party approved by the Company. Each Super Voting Share held by a particular Initial Holder shall automatically be converted without further action by the holder thereof into Multiple Voting Shares at the Conversion Ratio for each Super Voting Share held if at any time the aggregate number of issued and outstanding Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder and that Initial Holder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder (and the Initial Holder’s predecessor or transferor, permitted transferees and permitted successors) as at the date of completion of the Business Combination is less than 50%. The holders of Super Voting Shares will, from time to time upon the request of the Company, provide to the Company evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Super Voting Shares to enable the Company to determine if its right to convert has occurred. For purposes of these calculations, a holder of Super Voting Shares will be deemed to beneficially own Super Voting Shares held by an intermediate company or fund in proportion to their equity ownership of such company or fund, unless such company or fund holds such shares for the benefit of such holder, in which case they will be deemed to own 100% of such shares held for their benefit. For the purposes hereof, “Initial Holders” means Kyle Kingsley.

(iii)       Mechanics of Conversion. Before any holder of Super Voting Shares shall be entitled to convert Super Voting Shares into Multiple Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for Multiple Voting Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Multiple Voting Shares are to be issued (each, a “Conversion Notice”). The Company shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Multiple Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Super Voting Shares to be converted, and the person or persons entitled to receive the Multiple Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Multiple Voting Shares as of such date.

(iv)       Adjustments for Distributions. In the event the Company shall declare a distribution to holders of Multiple Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (g)(iv), the holders of Super Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Multiple Voting Shares into which their Super Voting Shares are convertible as of the record date fixed for the determination of the holders of Multiple Voting Shares entitled to receive such Distribution.

(v)       Recapitalizations; Stock Splits. If at any time or from time-to-time, the Company shall (i) effect a recapitalization of the Multiple Voting Shares; (ii) issue Multiple Voting Shares as a dividend or other distribution on outstanding Multiple Voting Shares; (iii) subdivide the outstanding Multiple Voting Shares into a greater number of Multiple Voting Shares; (iv) consolidate the outstanding Multiple Voting Shares into a smaller number of Multiple Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Super Voting Shares shall thereafter be entitled to receive, upon conversion of Super Voting Shares, the number of Multiple Voting Shares or other securities or property of the Company or otherwise, to which a holder of Multiple Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (g) with respect to the rights of the holders of Super Voting Shares after the Recapitalization to the end that the provisions of this Section (g) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Super Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(vi)       No Fractional Shares and Certificate as to Adjustments. No fractional Multiple Voting Shares shall be issued upon the conversion of any share or shares of Super Voting Shares and the number of Multiple Voting Shares to be issued shall be rounded up to the nearest whole Multiple Voting Share. Whether or not fractional Multiple Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Super Voting Shares the holder is at the time converting into Multiple Voting Shares and the number of Multiple Voting Shares issuable upon such aggregate conversion.

(vii)       Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (g), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Super Voting Shares at the time in effect, and (C) the number of Multiple Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Super Voting Share.

(viii)       Effect of Conversion. All Super Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Multiple Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(ix)       Notice. On the date of a Mandatory Conversion, the Company will issue or cause its transfer agent to issue each holder of Super Voting Shares of record on the Mandatory Conversion Date certificates representing the number of Multiple Voting Shares into which the Super Voting Shares are so converted and each certificate representing the Super Voting Shares shall be null and void.

(x)       Retirement of Shares. Any Super Voting Share converted shall be retired and cancelled and may not be reissued as shares of such series or any other class or series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Super Voting Shares accordingly.

(xi)      Disputes. Any holder of Super Voting Shares that beneficially owns more than 5% of the issued and outstanding Super Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the Conversion Ratio, the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares (the “Subordinate Conversion Ratio”) or of the 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation (each as defined in the terms of the Multiple Voting Shares) by the Company to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Company shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the Conversion Ratio, Subordinate Conversion Ratio, 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable. If the holder and the Company are unable to agree upon such determination or calculation of the Conversion Ratio, Subordinate Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Company and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the Conversion Ratio, Subordinate Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(h)       Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Super Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

APPENDIX 3
TO SCHEDULE C

Part 29:

1.	An unlimited number of Multiple Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a)       Voting Rights. Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 100 votes per Multiple Voting Share.

(b)       Alteration to Rights of Multiple Voting Shares. As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares and Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held.

(c)       Dividends. The holder of Multiple Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

(d)       Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

(e)       Rights to Subscribe; Pre-Emptive Rights. The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

(f)       Conversion. Subject to the Conversion Restrictions set forth in this section (f), holders of Multiple Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(i)       Right to Convert. Each Multiple Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into fully paid and non-assessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share determined as hereafter provided in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be 100 Subordinate Voting Shares for each Multiple Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (f)(viii) and (ix).

(ii)       Conversion Limitations. Before any holder of Multiple Voting Shares shall be entitled to convert the same into Subordinate Voting Shares, the Board of Directors (or a committee thereof) shall designate an officer of the Company to determine if any Conversion Limitation set forth in Section (f)~~(iii) or~~ (v) shall apply to the conversion of Multiple Voting Shares.

~~(iii)       Foreign Private Issuer Protection Limitation: The Company will use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b 4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company shall not effect any conversion of Multiple Voting Shares, and the holders of Multiple Voting Shares shall not have the right to convert any portion of the Multiple Voting Shares, pursuant to Section (f) or otherwise, to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b 4 and 12g3 2(a) under the Exchange Act (“U.S. Residents”)) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”). The Board of Directors may by resolution increase the 40% Threshold to an amount not to exceed 50% and in the event of any such increase all references to the 40% Threshold herein, shall refer instead to the amended threshold set by such resolution.~~

~~Conversion Limitations. In order to effect the FPI Protection Restriction, each holder of Multiple Voting Shares will be subject to the 40% Threshold based on the number of Multiple Voting Shares held by such holder as of the date of the initial issuance of the Multiple Voting Shares and thereafter at the end of each of the Company’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:~~

~~X = [(A x 0.4) B] x (C/D)~~

~~Where on the Determination Date:~~

~~X =       Maximum Number of Subordinate Voting Shares Available For Issue upon Conversion of Multiple Voting Shares by a holder.~~

~~A = The Number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares issued and outstanding on the Determination Date.~~

~~B =       Aggregate number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares held of record, directly or indirectly, by U.S. Residents on the Determination Date.~~

~~C =       Aggregate number of Multiple Voting Shares held by holder on the Determination Date.~~

~~D =       Aggregate number of all Multiple Voting Shares on the Determination Date.~~

~~For purposes of this subsection (f)(iii), the Board of Directors (or a committee thereof) shall designate an officer of the Company to determine as of each Determination Date: (A) the 40% Threshold and (B) the FPI Protective Restriction. Within thirty (30) days of the end of each Determination Date (a “Notice of Conversion Limitation”), the Company will provide each holder of record a notice of the FPI Protection Restriction and the impact the FPI Protective Provision has on the ability of each holder to exercise the right to convert Multiple Voting Shares held by the holder. To the extent that requests for conversion of Multiple Voting Shares subject to the FPI Protection Restriction would result in the 40% Threshold being exceeded, the number of such Multiple Voting Shares eligible for conversion held by a particular holder shall be prorated relative to the number of Multiple Voting Shares submitted for conversion. To the extent that the FPI Protective Restriction contained in this Section (f) applies, the determination of whether Multiple Voting Shares are convertible shall be in the sole discretion of the Company.~~

(iv)       Mandatory Conversion. ~~Notwithstanding subsection (f)(iii),~~ the Company may require each holder of Multiple Voting Shares to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio (a “Mandatory Conversion”) if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(A)       the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”);

(B)       the Company is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act; and

(C)       the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

The Company will issue or cause its transfer agent to issue each holder of Multiple Voting Shares of record a Mandatory Conversion Notice at least 20 days prior to the record date of the Mandatory Conversion, which shall specify therein, (i) the number of Subordinate Voting Shares into which the Multiple Voting Shares are convertible and (ii) the address of record for such older. On the record date of a Mandatory Conversion, the Company will issue or cause its transfer agent to issue each holder of record on the Mandatory Conversion Date certificates representing the number of Subordinate Voting Shares into which the Multiple Voting Shares are so converted and each certificate representing the Multiple Voting Shares shall be null and void.

(v)       Beneficial Ownership Restriction: The Company shall not effect any conversion of Multiple Voting Shares, and a holder thereof shall not have the right to convert any portion of its Multiple Voting Shares, pursuant to section (f) or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Conversion Notice, the Holder (together with the Holder’s Affiliates (each, an “Affiliate” as defined in Rule 12b-2 under the U.S. Exchange Act), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of 9.99% of the number of the Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares issuable upon conversion of the Multiple Voting Shares subject to the Conversion Notice (the “Beneficial Ownership Limitation”).

For purposes of the foregoing sentence, the number of Subordinate Voting Shares beneficially owned by the holder and its Affiliates shall include the number of Subordinate Voting Shares issuable upon conversion of Multiple Voting Shares with respect to which such determination is being made, but shall exclude the number of Subordinate Voting Shares which would be issuable upon (i) conversion of the remaining, non-converted portion of Multiple Voting Shares beneficially owned by the holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates. In any case, the number of outstanding Subordinate Voting Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including Multiple Voting Shares subject to the Conversion Notice, by the holder or its Affiliates since the date as of which such number of outstanding Subordinate Voting Shares was reported. Except as set forth in the preceding sentence, for purposes of this Section (f)(v), beneficial ownership shall be calculated in accordance with Section 13(d) of the U.S. Exchange Act and the rules and regulations promulgated thereunder based on information provided by the shareholder to the Company in the Conversion Notice.

To the extent that the limitation contained in this Section (f)(v) applies and the Company can convert some, but not all, of such Multiple Voting Shares submitted for conversion, the Company shall convert Multiple Voting Shares up to the Beneficial Ownership Limitation in effect, based on the number of Multiple Voting Shares submitted for conversion on such date. The determination of whether Multiple Voting Shares are convertible (in relation to other securities owned by the holder together with any Affiliates) and of which Multiple Voting Shares are convertible shall be in the sole discretion of the Company, and the submission of a Conversion Notice shall be deemed to be the holder’s certification as to the holder’s beneficial ownership of Subordinate Voting Shares of the Company, and the Company shall have the right, but not the obligation, to verify or confirm the accuracy of such beneficial ownership.

The holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section (f)(v), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of the Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares upon conversion of Multiple Voting Shares subject to the Conversion Notice and the provisions of this Section (f)(v) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section (f)(v) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Multiple Voting Shares.

(vi)       Disputes. In the event of a dispute as to the number of Subordinate Voting Shares issuable to a Holder in connection with a conversion of Multiple Voting Shares, the Company shall issue to the Holder the number of Subordinate Voting Shares not in dispute and resolve such dispute in accordance with Section(f)(xiii).

(vii)       Mechanics of Conversion. Before any holder of Multiple Voting Shares shall be entitled to convert Multiple Voting Shares into Subordinate Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for Subordinate Voting Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Subordinate Voting Shares are to be issued (each, a “Conversion Notice”). The Company shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Subordinate Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Multiple Voting Shares to be converted, and the person or persons entitled to receive the Subordinate Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Subordinate Voting Shares as of such date.

(viii)       Adjustments for Distributions. In the event the Company shall declare a distribution to holders of Subordinate Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (f)(viii), the holders of Multiple Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for the determination of the holders of Subordinate Voting Shares entitled to receive such Distribution.

(ix)       Recapitalizations; Stock Splits. If at any time or from time-to-time, the Company shall (i) effect a recapitalization of the Subordinate Voting Shares; (ii) issue Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares; (iii) subdivide the outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares; (iv) consolidate the outstanding Subordinate Voting Shares into a smaller number of Subordinate Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Multiple Voting Shares shall thereafter be entitled to receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Company or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (f) with respect to the rights of the holders of Multiple Voting Shares after the Recapitalization to the end that the provisions of this Section (f) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Multiple Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(x)       No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share. Whether or not fractional Subordinate Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Multiple Voting Shares the holder is at the time converting into Subordinate Voting Shares and the number of Subordinate Voting Shares issuable upon such aggregate conversion.

(xi)       Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (f), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Multiple Voting Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Multiple Voting Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Multiple Voting Shares at the time in effect, and (C) the number of Subordinate Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Multiple Voting Share.

(xii)       Effect of Conversion. All Multiple Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Subordinate Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(xiii)       Disputes. Any holder of Multiple Voting Shares that beneficially owns more than 5% of the issued and outstanding Multiple Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares, the Conversion Ratio, 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation by the Company to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Company shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the conversion ratio, the Conversion Ratio, 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable. If the holder and the Company are unable to agree upon such determination or calculation of the Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Company and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the conversion ratio, Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(g)       Conversion Upon an Offer. In addition to the conversion rights set out in Section (f), in the event that an offer is made to purchase Subordinate Voting Shares, and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Subordinate Voting Shares are then listed, to be made to all or substantially all the holders of Subordinate Voting Shares in a province or territory of Canada to which the requirement applies, each Multiple Voting Share shall become convertible at the option of the holder into Subordinate Voting Shares at the Conversion Ratio then in effect, at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right in this Section (g) may only be exercised in respect of Multiple Voting Shares for the purpose of depositing the resulting Subordinate Voting Shares under the offer, and for no other reason. In such event, the transfer agent for the Subordinate Voting Shares shall deposit under the offer the resulting Subordinate Voting Shares, on behalf of the holder.

To exercise such conversion right, the holder or his or its attorney duly authorized in writing shall:

(i)       give written notice to the transfer agent of the exercise of such right, and of the number of Multiple Voting Shares in respect of which the right is being exercised;

(ii)       deliver to the transfer agent the share certificate or certificates representing the Multiple Voting Shares in respect of which the right is being exercised, if applicable; and (iii) pay any applicable stamp tax or similar duty on or in respect of such conversion.

No share certificates representing the Subordinate Voting Shares, resulting from the conversion of the Multiple Voting Shares will be delivered to the holders on whose behalf such deposit is being made. If Subordinate Voting Shares, resulting from the conversion and deposited pursuant to the offer, are withdrawn by the holder or are not taken up by the offeror, or the offer is abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Subordinate Voting Shares being taken up and paid for, the Subordinate Voting Shares resulting from the conversion will be reconverted into Multiple Voting Shares at the inverse of Conversion Ratio then in effect and a share certificate representing the Multiple Voting Shares will be sent to the holder by the transfer agent. In the event that the offeror takes up and pays for the Subordinate Voting Shares resulting from conversion, the transfer agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.

(h)       Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Multiple Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

APPENDIX 4
TO AMENDMENT RESOLUTION

Part 30:

Redemption by the Company.

(1)           Interpretation. For the purposes of this Section, the following terms have the meanings specified below:

“Business” means the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis - derived products in the United States, which include the owning and operating of cannabis licenses.

“Fair Market Value” will equal: (i) the volume weighted average trading price (VWAP) of the Subordinate Voting Shares for the five (5) Trading Day period immediately after the date of the Redemption Notice on the Canadian Securities Exchange or other national or regional securities exchange on which such shares are listed, or (ii) if no such quotations are available, the fair market value per share of the Subordinate Voting Shares to be redeemed as set forth in the Valuation Opinion.

“Governmental Authority” or “Governmental Authorities” means any United States or foreign, federal, state, county, regional, local or municipal government, any agency, administration, board, bureau, commission, department, service, or other instrumentality or political subdivision of the foregoing, and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or monetary policy (including any court or arbitration authority).

“Licenses” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers and entitlements issued by a Governmental Authority required for, or relating to, the conduct of the Business.

“Ownership” (and derivatives thereof) means (i) ownership of record as evidenced in the Company’s share register, (ii) “beneficial ownership” as defined in Section 1 of the Business Corporations Act (British Columbia), or (iii) the power to exercise control or direction over a security;

“Person” means an individual, partnership, corporation, limited liability company, trust or any other entity.

“Redemption” has the meaning ascribed in Section 5.

“Redemption Date” means the date on which the Company will redeem and pay for the Subordinate Voting Shares pursuant to Section 5. The Redemption Date will be not less than thirty (30) Trading Days following the date of the Redemption Notice unless a Governmental Authority requires that the Subordinate Voting Shares be redeemed as of an earlier date, in which case, the Redemption Date will be such earlier date and if there is an outstanding Redemption Notice, the Company will issue an amended Redemption Notice reflecting the new Redemption Date forthwith.

“Redemption Notice” has the meaning ascribed thereto in Section 6.

“Redemption Price” means the price per Subordinate Voting Share to be paid by the Company on the Redemption Date for the redemption of Shares pursuant to Section 5 and will be equal to the Fair Market Value of a Subordinate Voting Share, unless otherwise required by any Governmental Authority;

“Significant Interest” means ownership of five percent (5%) or more of all of the issued and outstanding Subordinate Voting Shares of the Company, assuming conversion of all Multiple Voting Shares and Super Voting Shares into Subordinate Voting Shares.

“Subject Shareholder” means a person, a group of persons acting in concert or a group of persons who, the board reasonably believes, are acting jointly or in concert.

“Trading Day” means a day on which trades of the Subordinate Voting Shares are executed on the Canadian Securities Exchange or any national or regional securities exchange on which the Subordinate Voting Shares are listed.

“Unsuitable Person” means (i) any person (including a Subject Shareholder) with a Significant Interest who a Governmental Authority granting the Licenses has determined to be unsuitable to own Subordinate Voting Shares; or (ii) any person (including a Subject Shareholder) with a Significant Interest whose ownership of Subordinate Voting Shares may result in the loss, suspension or revocation (or similar action) with respect to any Licenses or in the Company being unable to obtain any new Licenses in the normal course, including, but not limited to, as a result of such person's failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a Governmental Authority, as determined by the board, in its sole discretion, after consultation with legal counsel and if a license application has been filed, after consultation with the applicable Governmental Authority.

“Valuation Opinion” means a valuation and fairness opinion from an investment banking firm of nationally recognized standing in Canada (qualified to perform such task and which is disinterested in the contemplated redemption and has not in the then past two years provided services for a fee to the Company or its affiliates) or a disinterested nationally recognized accounting firm.

(2)	Subject to Section 4, no Subject Shareholder will acquire or dispose of a Significant Interest, directly or indirectly, in one or more transactions, without providing 15 days' advance written notice to the Company by mail sent to the Company's registered office to the attention of the Corporate Secretary.

(3)	If the board reasonably believes that a Subject Shareholder may have failed to comply with the provisions of Section 2, the Company may apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction for an order directing that the Subject Shareholder disclose the number of Shares held.

(4)	The provisions of Sections 2 and 3 will not apply to the ownership, acquisition or disposition of Subordinate Voting Shares as a result of:

(a)	any transfer of Subordinate Voting Shares occurring by operation of law including, inter alia, the transfer of Subordinate Voting Shares of the Company to a trustee in bankruptcy;

(b)	an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold Subordinate Voting Shares for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with Section 2; or

(c)	the conversion, exchange or exercise of securities of the Company (other than the Subordinate Voting Shares) duly issued or granted by the Company, into or for Subordinate Voting Shares, in accordance with their respective terms.

(5)	At the option of the Company, Shares owned by an Unsuitable Person may be redeemed by the Company (the "Redemption") for the Redemption Price out of funds lawfully available on the Redemption Date. Shares redeemable pursuant to this Section 5 will be redeemable at any time and from time to time pursuant to the terms hereof.

(6)	In the case of a Redemption, the Company will send a written notice to the holder of the Shares called for Redemption, which will set forth: (i) the Redemption Date, (ii) the number of Subordinate Voting Shares to be redeemed on the Redemption Date, (iii) the formula pursuant to which the Redemption Price will be determined and the manner of payment therefor, (iv) the place where such Subordinate Voting Shares (or certificate thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion (if the Resulting Issuer is no longer listed on the Canadian Securities Exchange or another recognized securities exchange), and (vi) any other requirement of surrender of the Subordinate Voting Shares to be redeemed (the "Redemption Notice"). The Redemption Notice may be conditional such that the Company need not redeem the Subordinate Voting Shares owned by an Unsuitable Person on the Redemption Date if the board determines, in its sole discretion, that such Redemption is no longer advisable or necessary on or before the Redemption Date. The Company will send a written notice confirming the amount of the Redemption Price as soon as possible following the determination of such Redemption Price.

(7)	The Company may pay the Redemption Price by using its existing cash resources, incurring debt, issuing additional Subordinate Voting Shares, issuing a promissory note in the name of the Unsuitable Person, any other means source permitted by applicable law, or by using a combination of the foregoing sources of funding.

(8)	To the extent required by applicable laws, the Company may deduct and withhold any tax from the Redemption Price. To the extent any amounts are so withheld and are timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes herein as having been paid to the Person in respect of which such deduction and withholding was made.

(9)	On and after the date the Redemption Notice is delivered, any Unsuitable Person owning Subordinate Voting Shares called for Redemption will cease to have any voting rights with respect to such Subordinate Voting Shares and on and after the Redemption Date specified therein, such holder will cease to have any rights whatsoever with respect to such Subordinate Voting Shares other than the right to receive the Redemption Price, without interest, on the Redemption Date; provided, however, that if any such Subordinate Voting Shares come to be owned solely by persons other than an Unsuitable Person (such as by transfer of such Subordinate Voting Shares to a liquidating trust, subject to the approval of any applicable Governmental Authority), such persons may exercise voting rights of such Subordinate Voting Shares and the board may determine, in its sole discretion, not to redeem such Subordinate Voting Shares. Following any Redemption in accordance with the terms of this Schedule, the redeemed Subordinate Voting Shares will be cancelled.

(10)	All notices given by the Company to holders of Subordinate Voting Shares pursuant to this Schedule, including the Redemption Notice, will be in writing and will be deemed given when delivered by personal service, overnight courier or first-class mail, postage prepaid, to the holder's registered address as shown on the Company's share register.

(11)	The Company's right to redeem Subordinate Voting Shares pursuant to this Schedule will not be exclusive of any other right the Company may have or hereafter acquire under any agreement or any provision of the articles or notice of articles of the Company or otherwise with respect to the acquisition by the Company of Subordinate Voting Shares or any restrictions on holders thereof.

(12)	In connection with the conduct of its Business, the Company may require that a Subject Shareholder provide to one or more Governmental Authorities, if and when required, information and fingerprints for a criminal background check, individual history form(s), and other information required in connection with applications for Licenses.

(13)	In the event that any provision (or portion of a provision) of this Section or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Section (including the remainder of such provision, as applicable) will continue in full force and effect.

Exhibit 99.1

Goodness Growth Holdings Announces Name Change to Vireo Growth Inc.

– Subordinate voting shares expected to begin trading under new ticker symbols on July 8, 2024 –

–Ticker symbol “VREO” on the CSE in Canada (CSE: VREO); “VREOF” on OTCQX Market (OTCQX: VREOF) –

MINNEAPOLIS – July 1, 2024 – Vireo Growth Inc. (formerly Goodness Growth Holdings, Inc.) ("Vireo" or the "Company") (CSE: GDNS; OTCQX: GDNSF), a cannabis company committed to providing safe access, quality products and great value to its customers, today announced that it has changed its name to Vireo and anticipates, pending final regulatory approval, that effective at market open on or about July 8, 2024, its subordinate voting shares will begin trading as "Vireo Growth Inc." under the ticker symbol “VREO” on the Canadian Securities Exchange (CSE: VREO) and on the OTCQX Market in the United States under ticker symbol “VREOF” (OTCQX: VREOF) in connection with the Company's name change effected June 25, 2024.

The name change will not affect the rights of the Company's shareholders. There will be no consolidation of capital associated with the name change. Shareholders will not be required to take any action in connection with the name change. Issued certificates representing subordinate and multiple voting shares in the capital of the Company will not be affected by the name change and will not need to be exchanged.

The New CUSIP associated with the listed subordinate voting shares is: 92767B105

The New ISIN associated with the listed subordinate voting shares is: CA92767B1058

The Company's Chief Executive Officer Josh Rosen commented, “As we have previously discussed, our name change to Vireo reflects a return to our roots and focus as a cannabis industry operator. We are proud of the Vireo brand name and its importance in our heritage, and believe Vireo appropriately reflects our corporate identity to all stakeholders.”

About Vireo & Goodness Growth

Vireo (Goodness Growth) was founded as a pioneer in medical cannabis in 2014 and we are fueled by an entrepreneurial drive that sustains our ongoing commitment to serve and delight our key stakeholders, most notably our customers, our employees, our shareholders, our industry collaborators, and the communities in which we live and operate. We work every day to get better and our team prioritizes 1) empowering and supporting strong local market leaders and 2) strategic, prudent capital and human resource allocation. For more information, please visit www.vireohealth.com.

Contact Information

Investor Inquiries:

Sam Gibbons

Investor Relations

investor@vireohealth.com

(612) 314-8995

Media Inquiries:

Amanda Hutcheson

Senior Manager, Communications

amandahutcheson@goodnessgrowth.com
(919) 815-1476